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                                                                    EXHIBIT 23.3

The Board of Directors
Morgan & Banks Limited
Level 11, Grosvenor Place
225 George Street
SYDNEY NSW 2000

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use of our report dated 15 April 1999, relating to the consolidated balance sheets of Morgan & Banks Limited as at 31 December 1998, and the profit statements for the years ended 31 December 1998 and 31 March 1998, and the cash flow statements for the nine month period ended 31 December 1998 and the years ended 31 March 1998 in the Prospectus constituting a part of this Registration Statement on Form S-1 of TMP Worldwide Inc.

We also consent to the reference to us under the caption "Experts" in the Prospectus constituting a part of this Registration Statement.

Sydney, Australia
19 July 2000
Pannell Kerr Forster

/s/ PANNELL KERR FORSTER